EXHIBIT 99.1

Educational Development Corporation Announces Record July Net Revenues and Record Number of Active Consultants

TULSA, Okla., Aug. 06, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports record July net revenues and record number of active consultants at the end of July, 2020.

Randall White, CEO of Educational Development Corporation, announced that during July 2020, the second month of the second fiscal quarter, the Company recognized approximately $22.3 million in net revenues, compared to approximately $7.9 million in net revenues recorded in July of last year, an increase of  approximately $14.4 million, or 182%.  Mr. White also stated that July, 2020 was the largest net revenues month in the Company’s history.

Mr. White added that the active consultant count in the UBAM division, the largest sales division of the Company, grew to approximately 45,200, which is the highest active consultant count in the Company’s history.

Per Mr. White, “We have continued to experience an increase in activity in our UBAM division due to additional active consultants and an increase in demand for our products.  We are humbled by the growth we have experienced and appreciate the additional sales efforts of our consultants and the hard work from our our employees to keep up with additional volume of orders.”

Mr. White added, “We are also pleased to announce that the net revenues of our Publishing division have also returned to historical levels during July, as retail stores have begun reopening.  We hope the revenues in this division will continue at these levels as retail stores face the continued challenges of remaining open during the pandemic.”

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 29, 2020, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 29, 2020 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.